EXHIBIT No. 99.1

Financial Statements

With Report of Independent Registered Public Accounting Firm

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

December 31, 2011

Report of Independent Registered Public Accounting Firm

Plan Administrator

Chemical Financial Corporation

2001 Stock Purchase Plan for Subsidiary and Community Bank Directors

We have audited the accompanying statements of financial condition of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2011 and 2010 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Plan’s Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Plan Administrator, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors as of December 31, 2011 and 2010 and the results of its operations and changes in its plan equity for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Andrews Hooper Pavlik PLC

Saginaw, Michigan

February 24, 2012

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

Statements of Financial Condition

	December 31,
	2011	2010
Assets
Cash	$666	$611
Common stock receivable of Chemical
Financial Corporation, at fair value - (12,012 shares at a cost of $239,635 at December 31, 2011 and 11,361 shares at a cost of $244,561 at December 31, 2010)	256,096	251,646

Total Assets	$256,762	$252,257

Plan Equity
Plan equity (60 participants at December 31, 2011 and 59 participants at December 31, 2010)	$256,762	$252,257

See accompanying notes.

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

Statements of Income and Changes in Plan Equity

	Years Ended December 31,
	2011	2010	2009
Additions:
Participant contributions	$232,516	$237,390	$239,868
Dividend equivalents	7,257	7,101	10,255

	239,773	244,491	250,123
Plan distributions	(251,728)	(264,127)	(255,773)
Net unrealized appreciation in fair value of
common stock receivable	16,460	7,085	13,880

Net increase (decrease)	4,505	(12,551)	8,230
Plan equity at beginning of period	252,257	264,808	256,578

Plan equity at end of period	$256,762	$252,257	$264,808

See accompanying notes.

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

Notes to Financial Statements

Note 1 — Description of the Plan

The Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (Plan) became effective on March 25, 2002. The Plan is designed to provide non-employee directors and community advisory directors of the subsidiaries and community banks of Chemical Financial Corporation (Corporation), who are neither directors nor employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provides for a maximum of 175,000 shares of the Corporation’s $1.00 par value common stock (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan (including stock dividends and stock splits), to be available under the Plan.

Subsidiary directors and community advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their director retainer fees, director meeting fees and director committee fees, earned as directors or community advisory directors of the Corporation’s subsidiaries. Participant contributions to the Plan are made by the Corporation’s subsidiaries on behalf of each electing participant. As of the last business day of each month, each participant’s cash account is debited for the purchase of whole shares of Common Stock based on the amount of cash held in the account at the end of the month and each participant’s stock account is credited for the amount of whole shares of Common Stock. The Common Stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year. The Plan provides for dividend equivalents to be credited to each participant’s cash account as of the dividend record date of Common Stock. Dividend equivalents are calculated by multiplying the Corporation’s dividend rate by the number of shares of Common Stock in each participant’s stock account as of the Corporation’s dividend record date. The Plan also provides for an appropriate credit to each participant’s stock account for stock dividends, stock splits or other distributions of Common Stock by the Corporation. Fractional shares calculated as a result of the amounts credited to the directors accounts are converted to cash based on the market price of Common Stock and are credited to each participant’s cash account on a monthly basis. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or community advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of Common Stock in their participant stock account and the cash in their participant cash account in the following calendar year.

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)

Note 1 — Description of the Plan (continued)

The Plan had 101,691 shares and 113,052 shares as of December 31, 2011 and 2010, respectively, of the Common Stock available for future issuance. During 2010, an additional 100,000 shares were registered under the Plan.

The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation’s subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants’ cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of Common Stock issued under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Note 2 — Summary of Accounting Policies

Valuation of Common Stock Receivable

The Plan’s common stock receivable is recorded at the fair value per share of Common Stock multiplied by the number of shares receivable at the valuation date. Fair value is based on the closing price of Common Stock at year end ($21.32 per share at December 31, 2011 and $22.15 per share at December 31, 2010).

In accordance with United States generally accepted accounting principles, the valuation of common stock receivable is measured at fair value on a recurring basis using Level 1 inputs for quoted prices from The NASDAQ Stock Market®.

Contributions

Participant contributions, which represent annual retainer and/or fees earned by directors and community advisory directors, are accounted for on the accrual basis.

Chemical Financial Corporation

2001 Stock Purchase Plan

for Subsidiary and Community Bank Directors

Notes to Financial Statements (continued)

Note 2 — Summary of Accounting Policies (continued)

Income

Dividend equivalents are accrued on the Corporation’s dividend or other record date.

Operating Expenses

All expenses of the Plan and its administration are paid by the Corporation.

Subsequent Events

Events occurring subsequent to the date of the most recent statement of financial condition have been evaluated for potential recognition or disclosure in the financial statements through February 24, 2012, the date of the filing of the financial statements with the Securities and Exchange Commission.